Exhibit 99.2

NEWS RELEASE

Ascena Retail Group, Inc. Completes Acquisition of Charming Shoppes, Inc.

— Transaction Extends Business into Specialty Retail Market for Plus-Size Apparel —

— Ascena to Focus Business, Close Fashion Bug and Divest Figi’s —

— Sees Strong Long-term Stockholder Returns Resulting from Growth and Synergies —

SUFFERN, NY — June 15, 2012 — Ascena Retail Group, Inc. (NASDAQ — ASNA) today announced that it has completed its acquisition of Charming Shoppes, Inc., a leading apparel retailer specializing in women’s plus-size apparel. Charming Shoppes shareholders received $7.35 for each share of Charming Shoppes. Ascena financed the approximately $900 million transaction through a combination of cash on hand and $325 million of borrowings from its credit facilities.

Charming Shoppes, which operates, among other things, the LANE BRYANT® and CATHERINES PLUS SIZES® retail store brands and e-commerce businesses, will now operate as a separate subsidiary of Ascena. The combined company now operates approximately 3,800 locations and, on a trailing 12 month basis, generated over $4.4 billion of combined net sales.

Originally announced on May 2, 2012, the acquisition followed the completion of the tender offer Ascena made through its wholly owned subsidiary, Colombia Acquisition Corp., for all of the outstanding shares of Charming Shoppes’ common stock for $7.35 per share, net to the seller in cash, without interest and less any applicable withholding taxes. Immediately prior to the merger, Colombia Acquisition Corp. held more than 80% of Charming Shoppes’ outstanding common stock, including the shares purchased in the tender offer and the newly issued shares acquired pursuant to the exercise of the top-up option in accordance with the terms of the merger agreement. As a result, Ascena was able to complete a short-form merger under Pennsylvania law without a vote or meeting of Charming Shoppes’ shareholders.

With the completion of the merger, Charming Shoppes’ shares were delisted from the NASDAQ Global Select Market and the Chicago Stock Exchange and trading ceased at the close of business on Thursday, June 14th.

“We are delighted to announce the completion of this exciting merger with Charming Shoppes,” said David Jaffe, President and Chief Executive Officer of Ascena. “We believe that we have a significant opportunity to fully realize the significant potential of this business. The Lane Bryant and Catherine’s businesses are extremely complementary to our other concepts and we expect them to integrate seamlessly. Though this process will take time, we believe there is an excellent opportunity to streamline the business, capture efficiencies and to share resources. We are confident that our combined company will have significant competitive advantages and that this transaction will enable us to continue to demonstrate our leadership position in the specialty retail market. Over time, we also are confident that this merger will enable us to reach new record levels of financial performance and create value for our stockholders. We welcome the Charming Shoppes organization into the Ascena retail family and are very excited to join forces and demonstrate the power of this business and our combined capabilities.”

Ascena also announced that, based on the results of its strategic review of Charming Shoppes’ operations, it plans to cease operating and close down Charming Shoppes’ FASHION BUG® business by early 2013. In 2011, Charming Shoppes closed 124 Fashion Bug stores. Charming Shoppes had previously announced its intention to continue to close certain Fashion Bug stores. In addition, Ascena announced that it is exploring a potential sale of Charming Shoppes’ Figi’s® business, which markets food and specialty gift products. Although the Figi’s business is a growing and profitable business, it is clearly a different type of business than Ascena’s other apparel brands. Ascena can provide no assurance as to whether any such transaction will be consummated or the terms or timing thereof and undertakes no obligation to make any further announcements regarding such transaction.

BofA Merrill Lynch acted as financial advisor and Proskauer Rose LLP as legal advisor for Ascena. Barclays Inc. acted as financial advisor and Drinker Biddle & Reath LLP and Schulte Roth & Zabel LLP as legal advisors for Charming Shoppes.

About Ascena Retail Group, Inc.

Ascena Retail Group, Inc. is a leading national specialty retailer of apparel for women and tween girls, operating through its wholly owned subsidiaries, the dressbarn, maurices and Justice brands. Ascena operates through its subsidiaries approximately 2,600 stores throughout the United States, Puerto Rico and Canada.

dressbarn offers casual, career and special occasion fashion apparel and accessories at value prices for women ages 35-55, operates 838 stores in 48 states. maurices offers casual and career apparel and accessories at value prices to the fashion-conscious woman, ages 17-34 with a 20-something attitude, and operates 813 stores in 44 states and Canada. Justice offers trend-right apparel and accessories at value prices for tween girls ages 7-14 and operates 920 stores in 46 states, Puerto Rico and Canada.

For more information, visit www.ascenaretail.com, www.dressbarn.com, www.maurices.com and www.shopjustice.com.

About Charming Shoppes, Inc.

Charming Shoppes, Inc. is a leading apparel retailer specializing in women’s plus-size apparel. At April 28, 2012, Charming Shoppes, Inc. operated 1,832 retail stores in 48 states under the names LANE BRYANT®, CACIQUE®, LANE BRYANT OUTLET®, FASHION BUG®, FASHION BUG PLUS® and CATHERINES PLUS SIZES®. The company also operates the Figi’s family of brands, including the holiday food and gifts catalog Figi’s® Gifts in Good Taste®, the home and gifts catalog Figi’s® Gallery and its wholesale unit Figi’s Business Services. For more information about Charming Shoppes and its brands, please visit www.charmingshoppes.com, www.lanebryant.com, www.cacique.com, www.fashionbug.com, www.catherines.com, www.loop18.com, www.figis.com and www.figisgallery.com.

Ascena Forward-Looking Statement Disclosure

Certain statements in this press release may constitute forward-looking statements, which include all statements other than those made solely with respect to historical fact. Forward-looking statements speak only as of the date on which they are made, and neither Ascena nor Charming Shoppes undertakes any obligation to update or revise any forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those contained in the statements, including the following: (a) the risk that the transaction disrupts current plans and operations; (b) the risk that anticipated synergies and opportunities as a result of the transaction will not be realized; (c) difficulties or unanticipated expenses in integrating Charming Shoppes into Ascena; (d) the risk that the acquisition does not perform as planned, including the risk that Charming Shoppes will not achieve anticipated revenue and profitability improvements; (e) potential difficulties in employee retention following the closing of the transaction; (f) the risk of unanticipated costs and expenses in connection with the closing of the Fashion Bug business; and (g) the risk that Ascena is not able to divest the Figi’s business in the timeframe or on terms acceptable to Ascena.

INVESTOR CONTACTS:

Ascena Retail Group, Inc.

Investor Relations

(845) 369-4600

ICR, Inc.

James Palczynski

Principal and Director

(203) 682-8229

jp@icrinc.com